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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO.----)*

                         ADVANCED RADIO TELECOM CORP.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                        COMMON STOCK, PAR VALUE $.001
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                 00754U-10-1
                       -------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [x]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------                         ---------------------------
  CUSIP No.  00754U-10-1             13G                 Page  2  of  10
             -----------                                      ---    ----
---------------------------                         ---------------------------



--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

         ADVENT INTERNATIONAL CORPORATION
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                      (a) [X]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   1,321,511
        NUMBER OF         ------------------------------------------------------
         SHARES           6.       SHARED VOTING POWER
      BENEFICIALLY
         OWNED BY                  NONE
          EACH            ------------------------------------------------------
       REPORTING          7.       SOLE DISPOSITIVE POWER
         PERSON
          WITH:                    1,321,511
                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   NONE
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         1,321,511
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         9.7%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         CO, IA
--------------------------------------------------------------------------------
                    * SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------                         ---------------------------
  CUSIP No.   00754U-10-1             13G                 Page  3  of  10
             -------------                                     ---    ----
---------------------------                         ---------------------------



--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

         ADVENT INTERNATIONAL LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   1,258,780
        NUMBER OF         ------------------------------------------------------
         SHARES           6.       SHARED VOTING POWER
      BENEFICIALLY
         OWNED BY                  NONE
          EACH            ------------------------------------------------------
       REPORTING          7.       SOLE DISPOSITIVE POWER
         PERSON
          WITH:                    1,258,780
                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   NONE
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         1,258,780
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         9.2%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------                         ---------------------------
  CUSIP No.  00754U-10-1              13G                 Page  4  of  10
             -----------                                       ---    ----
---------------------------                         ---------------------------


--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

         GLOBAL PRIVATE EQUITY II LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   1,258,780
        NUMBER OF         ------------------------------------------------------
         SHARES           6.       SHARED VOTING POWER
      BENEFICIALLY
         OWNED BY                  NONE
          EACH            ------------------------------------------------------
       REPORTING          7.       SOLE DISPOSITIVE POWER
         PERSON
          WITH:                    1,258,780
                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   NONE
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         1,258,780
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         9.2%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------                         ---------------------------
  CUSIP No.  00754U-10-1              13G                 Page  5  of  10
             -----------                                       ---    ----
---------------------------                         ---------------------------



--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

         ADVENT INTERNATIONAL INVESTORS II LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         MASSACHUSETTS
--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   1,207
        NUMBER OF         ------------------------------------------------------
         SHARES           6.       SHARED VOTING POWER
      BENEFICIALLY
         OWNED BY                  NONE
          EACH            ------------------------------------------------------
       REPORTING          7.       SOLE DISPOSITIVE POWER
         PERSON
          WITH:                    1,207
                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   NONE
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         1,207
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         0.0%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------                         ---------------------------
  CUSIP No.  00754U-10-1              13G                 Page  6  of  10
             -----------                                       ---    ----
---------------------------                         ---------------------------


--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

         ADVENT PARTNERS LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   61,524
        NUMBER OF         ------------------------------------------------------
         SHARES           6.       SHARED VOTING POWER
      BENEFICIALLY
         OWNED BY                  NONE
          EACH            ------------------------------------------------------
       REPORTING          7.       SOLE DISPOSITIVE POWER
         PERSON
          WITH:                    61,524
                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   NONE
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
         61,524

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         0.5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------                         ---------------------------
  CUSIP No.  00754U-10-1              13G                 Page  7  of  10
             -----------                                       ---    ----
---------------------------                         ---------------------------


                                  SCHEDULE 13G

Item 1.
------

     (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in Advanced Radio Telecom Corp. a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is 500 108th Avenue, N.E., Suite 2600, Bellevue, Washington 98004.

Item 2.
------

     (a) (b) (c) This statement is being filed by the following entities:


          (1) Advent International Corporation, a Delaware corporation;

          (2) Advent International Limited Partnership, a Delaware limited partnership;

          (3) Global Private Equity II Limited Partnership, a Delaware limited partnership;

          (4) Advent Partners Limited Partnership, a Delaware limited partnership;

          (5) Advent International Investors II Limited Partnership, a Massachusetts limited partnership.

     The entities listed in subparagraphs (1) through (5) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 101 Federal Street, Boston, MA 02110.


     (d) (e) This statement relates to the Common Stock, par value $.001 per share, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 00754U-10-1.

---------------------------                         ---------------------------
  CUSIP No.  00754U-10-1              13G                 Page  8  of  10
             -----------                                       ---    ----
---------------------------                         ---------------------------

                                  SCHEDULE 13G


Item 3.   Filing pursuant to Rule 13G-1(b), or 13G-2(b).
-------   ----------------------------------------------

     This statement is not being filed pursuant to Rule 13G-1(b), or 13G-2(b).


Item 4.   Ownership.
-------   ----------

     (a) (b) The following table sets forth the aggregate number and percentage (based upon the number of shares of Common Stock outstanding as of September 30, 1996) of the Common Stock beneficially owned by each Reporting Person named in
Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13G-3(d)(1).


                                                        Number of Shares            Percentage
                                            -------------------------------------    of Shares
Reporting Person                             Common        Warrants       Total     Outstanding
-----------------------------------------   ---------------------------------------------------
Global Private Equity II Limited
Partnership (1)                             1,189,673       69,107      1,258,780      9.2%
                                            ---------       ------      ---------      ----
Advent International Limited
Partnership (1)                             1,189,673       69,107      1,258,780      9.2%
Advent Partners Limited Partnership (2)        58,143        3,381         61,524      0.5%
Advent International Investors II
Limited Partnership (2)                         1,149           58          1,207      0.0%
Advent International Corporation            1,248,965       72,546      1,321,511      9.7%
                                            ---------       ------      ---------      ----

Total Group Ownership                       1,248,965       72,546      1,321,511      9.7%
                                            =========       ======      =========      ====


     (1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of the indicated reporting persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated reporting persons. The beneficial ownership of AIC and AILP derives from such power.

---------------------------                         ---------------------------
  CUSIP No.  00754U-10-1              13G                 Page  9  of  10
             -----------                                       ---    ----
---------------------------                         ---------------------------

                                  SCHEDULE 13G

     (2) AIC is the General Partners of Advent Partners Limited Partnership ("APLP") and Advent International Investors II Limited Partnership ("AI Investors II"). As such, AIC has the sole power to vote and dispose of the securities of APLP and AI Investors II. The beneficial ownership of AIC derives from such power.

     (c) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

Item 5.   Ownership of Five Percent or Less of a Class.
-------   ---------------------------------------------

          Not Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
-------   ----------------------------------------------------------------

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
------    ----------------------------------------------------------------------

          Not Applicable.

Item 8.   Identification and Classification of Members of the Group.
-------   ----------------------------------------------------------

     The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

Item 9.   Notice of Dissolution of Group.
-------   -------------------------------

          Not Applicable.


            (THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)
            --------------------------------------------------------

---------------------------                         ---------------------------
  CUSIP No.  00754U-10-1              13G                 Page 10 of  10
             -----------                                      ---    ----
---------------------------                         ---------------------------

                                  SCHEDULE 13G

Item 10.  Certification.
--------  --------------

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


February 11, 1997


ADVENT INTERNATIONAL CORPORATION
By:      Janet L. Hennessy                 /s/  Janet L. Hennessy
         Vice President                    -------------------------------------

ADVENT INTERNATIONAL LIMITED PARTNERSHIP
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy                 /s/  Janet L. Hennessy
         Vice President                    -------------------------------------

GLOBAL PRIVATE EQUITY II LIMITED PARTNERSHIP
By:      Advent International Limited Partnership,
         General Partner
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy                 /s/  Janet L. Hennessy
         Vice President                    -------------------------------------


ADVENT PARTNERS LIMITED PARTNERSHIP
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy                 /s/  Janet L. Hennessy
         Vice President                    -------------------------------------

ADVENT INTERNATIONAL INVESTORS II
  LIMITED PARTNERSHIP
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy                 /s/  Janet L. Hennessy
         Vice President                    -------------------------------------